EXHIBIT 10.46

Account number; Customer number: SB: Mr. Dir. HOlztrattnarJ.-Peter	Fee self-calculated according to notice by Office for Fees and Duties Salzburg St. 010/1680 Ref. 10 granted on to with 0.8% EUR 20.000,-

LOAN AGREEMENT

Lender:

Borrower:

Loan amount:

Purpose:
Repayment:

Number of installments:

Term:

Interest:

Default interest:
Settlement dates:

Security:
Fire insurance
Maximum sum mortgage
General compensability:

Conditions precedent to drawdown:	Term Loan Facility

Raiffeisenbank Hallein registered co-operative with limited liability,
Robertplatz 1, A-5400 Hallein

Semitool Austria GmbH, Mildenburggasse 6, 5020 Salzburg

The lender grants to the borrower a one-time utilizable loan in the amount of
EUR 2,500,000,--(in words: Euro two million five hundred thousand).

Erection of a production and office building
EUR 24,700.--due on the fifth of each month from 5.4.2006
Term to be adjusted upon change in conditions.

120

Until 05.03.2021

3% p.a. on an overdraft basis
Settlement quarterly in arrears

5% p.a.
31.3., 30.6., 30.9., 31.12.

Respectively according to separate agreements, which are:
Pledge for the benefit of the lender
Pledge certificate in the amount of EUR 3,250,000- capable of incorporation at any time
3281 Land Register 56531 Maxglan Regional Court Salzburg, whereby an amount of EUR 2,500,000.- will be recorded upon signing of the agreement.
It is fundamentally considered to be agreed that all of the security granted in respect of the business relationship also serve to secure this loan.

Arrangement of the agreed security

Other credit conditions:

Jurisdiction: For all disputes from this contract, with respect to merchants pursuant to § 104 JN (Jurisdiction Norm), the Hallein District Court or, at the option of the lender, the responsible court with respect to subject matter in the regional capital, Salzburg. The loan account will be settled on the settlement dates on an overdraft basis, it will be debited with: principal repayments, interest and all supplemental charges (fees, charges, cash payments, etc. all costs connected with the granting and executing of the loan.
Annual balance confirmation: As at each 31.12., the borrower will receive an account statement. To the extent that a written objection is not received in writing withihn six weeks from receipt of the statement, this silence will apply as a balance confirmation.
Interest: Debit interest will be calculated in arrears on the basis of the respective daily balance of the loan account; in the event of default, default interest will be added to the amount due.
Interest variation clause: The lender has a right to change the conditions according to the respective money market, loan market, or capital market conditions. Such a change can arise, for example, through an increase in deposit interest rates of the base rate, or the capital market rate of return, or through loan and currency policy measures with respect to payment reserves, the loan volume or minimum reserves, or through changes in regulations regarding the charging of interest on promoted loans.
All-in rates: These include principal, interest and supplemental charges. The amount of the last installment results from final account statement.
Termination: Cancellation: The lender has a right at any time to declare the loan immediately due and payable for important reasons, in particular: serious payment default, serious deterioration in assets of the borrower that arise subsequently, or of which the lender is subsequently made aware, breach of provision under the agreement.
Information: The borrower must immediately inform the lender of significant changes in its economic and legal position and submit the audited annual accounts within six moths following the balance sheet date (including notes and management report). The lender and/or an auditor appointed at the cost of the borrower has a right to view the business and accounting documentation.
Banking co-operations: The borrower primarily processes banking transactions via the lender and ensures that transfers are made within the available balance; additional borrowing, as well as the conclusion of lending and factoring agreements is carried out with the agreement of the lender, who will provide approval if it appears, according to the lender’s opinion, that the repayment of this loan will not be at risk.
Joint liability/individual disposal: Multiple borrowers have undivided liability. Vis-a-vis the lender, each has a right of disposal over funds.
Agreement copy: The borrower confirms receipt of a copy of the agreement and a copy of the data protection declaration and banking secrecy release.
Compensation/disposition waiver/lien on account credit balance: The lender has a right at any time to set off credit balances with own claims. The borrower therefore waives disposal over proportional credit balances in current or fixed deposit accounts to the extent in which there are overdue principal repayments. The borrower therefore has a right to decline such disposals and provide setoff declarations in this respect. Furthermore, the borrower acknowledges that credit balances on account are subject to a lien pursuant to Number 49 of the General Business Terms and Conditions.
General Business Terms and Conditions: Furthermore, the General Business Terms and Conditions apply I their currently valid form; particular reference is made to Numbers 2, 11, 19, 20, 21, 38, 47, 48, 59 and 61.

Interest calculation: Until completion of construction, interest will be charged on this loan, that is until 31.3.2006, on the basis of the 3-months EURIBOR + 0.875%, rounded up to the full 1/8 percent, subject to quarterly adjustment, whereby the interest rate for the respective subsequent calendar quarter is set based on the EURIBOR of the first bank working day of the quarter.

From 1.4.2006 until 31.3.2011 interest will be charged on this loan at a fixed rate of 3.5% p.a.

From 1.4.2011, interest on this loan will be charged on the basis of 3-months EURIBOR plus 0.875%, rounded up to the full 1/8 percent, subject to quarterly adjustment, whereby the interest rate for the respective subsequent calendar quarter is set based on the EURIBOR of the first bank working day of the quarter.

From 1.4.2011, early repayment or extraordinary principal repayments can take place without being subject to fees or penalties.

Interest charges falling due until 31.3.2006 inclusive, must be paid in separately according to regulations.

Loan drawdowns will take place according to construction progress.

The point “Cover drafts” has been cancelled in this agreement.

17.05.2005 Place/Date	Semitool Austria GmbH as per company /s/Herbert Oetzlinger Raiffeisenbank Hallein Registered co-operative with limited liability /s/Josef-Peter Holztrattner